SUB-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT
              ----------------------------------------------------

      THIS AGREEMENT is made as of July 10, 2002 by and among PFPC INC., a Massachusetts corporation ("PFPC"), and WESTLAKES INSTITUTIONAL PORTFOLIOS a Delaware business trust (the "Fund") and TURNER INVESTMENT PARTNERS, INC., a Pennsylvania corporation ("Turner").

                                   WITNESSETH:

      WHEREAS, Turner provides certain administrative services to the Fund, an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, Turner and the Fund wish to retain PFPC to provide sub-administration and accounting services to the Fund's investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a "Portfolio"), and PFPC wishes to furnish such services.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.    DEFINITIONS. AS USED IN THIS AGREEMENT:

      (a)   "1933 Act" means the Securities Act of 1933, as amended.

      (b)   "1934 Act" means the Securities Exchange Act of 1934, as amended.

      (c) "Authorized Person" means any officer of Turner, the Fund and any other person duly authorized by the Fund's Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

      (d)   "CEA" means the Commodities Exchange Act, as amended.

      (e) "Change of Control" means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

      (f) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

      (g)   "SEC" means the Securities and Exchange Commission.

      (h) "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

      (i) "Shares" means the shares of beneficial interest of any series or class of the Fund.

      (j) "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. Turner and the Fund hereby appoint PFPC to provide sub-administration and accounting services to each of the Portfolios, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. DELIVERY OF DOCUMENTS. The Fund or Turner has provided or, where applicable, will


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

      provide PFPC with the following:

      (a) at PFPC's request, certified or authenticated copies of the resolutions of the Fund's Board of Trustees, approving the appointment of PFPC or its affiliates to provide services to each Portfolio and approving this Agreement;

      (b)   a copy of Fund's most recent effective registration statement;

      (c)   a copy of each Portfolio's advisory agreement or agreements;

      (d) a copy of the distribution/dunderwriting agreement with respect to each class of Shares representing an interest in a Portfolio;

      (e) a copy of each additional administration agreement with respect to a Portfolio;

      (f) a copy of each distribution and/or shareholder servicing plan and agreement made in respect of the Fund or a Portfolio; and

      (g) copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

4.    COMPLIANCE WITH RULES AND REGULATIONS.

      PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by Turner, the Fund or any other entity.

5.    INSTRUCTIONS.

      (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

      (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Fund's organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's shareholders, unless and until PFPC receives Written Instructions to the contrary.

      (c) Turner and the Fund, as appropriate, agree to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions.

6.    RIGHT TO RECEIVE ADVICE.

      (a) Advice of Turner and/or the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from Turner and/or the Fund.

      (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for Turner, the Fund, the Fund's investment adviser or PFPC, at the option of PFPC).

      (c) Conflicting Advice. In the event of a conflict between directions or advice or

            Oral Instructions or Written Instructions PFPC receives from Turner and/or the Fund and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counscl.

      (d) Protection of PFPC. PFPC shall be indemnified by Turner and the Fund and without liability for any action PFPC takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of Turner and/or the Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

7.    RECORDS; VISITS.

      (a) The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of PFPC shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. Turner, the Fund and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of Turner or the Fund, copies of any such books and records shall be provided by PFPC to Turner, the Fund or to an Authorized Person, at the Fund's expense.

      (b)   PFPC shall keep the following records:

            (i) all books and records with respect to each Portfolio's books of account;

            (ii)  records of each Portfolio's securities transactions; and

            (iii) all other books and records as PFPC is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

8. CONFIDENTIALITY. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). (For clarification, this Section 8 relates only to the Confidential Information of the Fund and PFPC.) Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party.

9. LIAISON WITH ACCOUNTANTS. PFPC shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

10. PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC under this Agreement.

11. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willfull misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

12. COMPENSATION. As compensation for services rendered by PFPC during the term of this Agreement, Turner, will pay to PFPC a fee or fees as may be agreed to in writing by Turner, the Fund and PFPC.


13. INDEMNIFICATION. Turner and the Fund, on behalf of each Portfolio, agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services hereunder. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of PFPC's activities under this Agreement. Any amounts payable under this Section 13 shall be satisfied only against the relevant Portfolio's assets and not against the assets of any other investment portfolio of the Fund. The provisions of this Section 13 shall survive termination of this Agreement.

14.   RESPONSIBILITY OF PPPC.

      (a) PFPC shall be under no duty to take any action hereunder on behalf of Turner, the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC, Turner and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

      (b) Notwithstanding anything in this Agreement to the contrary, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine.

      (c) Notwithstanding anything in this Agreement to the contrary, (i) neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates and (ii) PFPC's cumulative liability to Turner and the Fund for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the lesser of $100,000 or the fees received by PFPC for services provided hereunder during the 12 months immediately prior to the date of such loss or damage.

      (d) No party may assert a cause of action against PFPC or any of its affiliates that allegedly occurred more than 12 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

      (e) Each party shall have a duty to mitigate damages for which the other party may become responsible.

      (f) The provisions of this Section 14 shall survive termination of this Agreement.

15.   DESCRIPTION OF ACCOUNTING SERVICES ON A CONTINUOUS BASIS.

      PFPC will perform the following accounting services with respect to each
      Portfolio:

      (i) Journalize investment, capital share and income and expense activities;

      (ii) Verify investment buy/sell trade tickets when received from the investment adviser for a Portfolio (the "Adviser") and transmit trades to the Fund's custodian (the "Custodian") for proper settlement;

      (iii) Maintain individual ledgers for investment securities;

      (iv)  Maintain historical tax lots for each security;

      (v) Reconcile cash and investment balances of the Fund with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

      (vi) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

      (vii) Calculate various contractual expenses (e.g., advisory and custody fees);

      (viii) Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

      (ix) Control all disbursements and authorize such disbursements upon Written Instructions;

      (x)   Calculate capital gains and losses;

      (xi)  Determine net income;

      (xii) Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Portfolio's Investments;

      (xiii) Transmit or mail a copy of the daily portfolio valuation to the Adviser;

      (xiv) Compute net asset value; and

      (xv) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity.

16.   DESCRIPTION OF ADMINISTRATION SERVICES ON A CONTINUOUS BASIS.

      PFPC will perform the following administration services with respect to each Portfolio:

      (i)   Prepare quarterly broker security transactions summaries;

      (ii)  Prepare monthly security transaction listings;

      (iii) Supply various normal and customary Portfolio and Fund statistical data as requested on an ongoing basis;

      (iv) Prepare for execution and file the Fund's Federal and state tax returns;

      (v) Prepare and file the Fund's Semi-Annual Reports with the SEC on Form N-SAR;

      (vi) Prepare and file with the SEC the Fund's annual, semi-annual, and quarterly shareholder reports;

      (vii) Assist in the preparation of registration statements and other filings relating to the registration of Shares;

      (viii) Monitor each Portfolio's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended; and

      (ix) Coordinate contractual relationships and communications between the Fund and its contractual service providers.

17. DURATION AND TERMINATION. This Agreement shall continue until terminated by Turner, the Fund or by PFPC on sixty (60) days' prior written notice to the other parties. In the event Turner and/or the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting and administration services agent(5) (and any other service provider(s)), and all trailing expenses incurred by PFPC, will be borne by the Fund.

18. CHANGE OF CONTROL. Notwithstanding any other provision of this Agreement, in the event of an agreement to enter into a transaction that would result in a Change of Control of Turner, the Fund's adviser or sponsor, Turner's and the Fund's ability to terminate the Agreement pursuant to Section 17 will be suspended from the time of such agreement until eighteen months after the Change of Control.

19. NOTICES. Notices shall be addressed (a) if to PFPC, at 400 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to the Fund, at 1235 Westlakes Drive, Suite 350, Berwyn, Pennsylvania 19312,
      Attention: ;(c) if to Turner, at 1205 Westlakes Drive, Berwyn, Pennsylvania 19312, Attention: Brian Ferko; or (d) if to none of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.


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

20. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

21. ASSIGNMENT. PFPC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives Turner and the Fund 30 days prior written notice of such assignment.

22. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

24.   MISCELLANEOUS.

      (a) Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement, and each of Turner and the Fund agrees not to adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

      (b) Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to Turner, the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

      (c) This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of Turner, the Fund or any other person.

      (d) This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

      (e) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      (f) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                     PFPC INC.

                                     By: /s/ Neal J. Andrews
                                        -------------------------------

                                     Title: SVP
                                           ----------------------------


                                     WESTLAKES INSTITUTIONAL PORTFOLIOS

                                     By: /s/ Brian Florkin
                                        -------------------------------

                                     Title: Vice President
                                           ----------------------------


                                     TURNER INVESTMENT PARTNERS, INC.

                                     By: /s/ John Grady
                                        -------------------------------

                                     Title: COO
                                           ----------------------------

           AMENDMENT TO THE SUB-ADMINISTRATION AND ACCOUNTING SERVICES
           -----------------------------------------------------------

                          AGREEMENT DATED JULY 10, 2002
                          -----------------------------

      THIS AMENDMENT to the Sub-Administration and Accounting Services Agreement dated July 10, 2002 relating to Constellation Institutional Portfolios (formerly Westlakes Institutional Portfolios), as amended (the "Agreement") is made as of March 1, 2006 by and among PFPC INC. ("PFPC"), CONSTELLATION INSTITUTIONAL PORTFOLIOS (formerly Westlakes Institutional Portfolios) ("CIP"), CONSTELLATION INVESTMENT MANAGEMENT COMPANY, L.P. ("CIMCO") and TOUCHSTONE ADVISORS, INC. ("Touchstone").

                                   WITNESSETH:

WHEREAS, Turner Investment Partners, Inc. ("Turner") previously assigned its rights and responsibilities under the Agreement to CIMCO and CIMCO assumed such rights and responsibilities;

WHEREAS, CIMCO has assigned its rights and responsibilities under the Agreement to Touchstone and Touchstone has agreed to assume such rights and responsibilities;

WHEREAS, Touchstone is replacing CIMCO as of the date of this Amendment as the party providing administrative services to CIP; and

WHEREAS, as a result of the foregoing the parties hereto wish to amend the Agreement as set forth below;

      NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1. Any term not herein defined shall have the meaning given such term in the Agreement. The preamble provisions of this Amendment are hereby incorporated in and made a part of the agreements set forth in this Amendment.

2. All references to "Turner Investment Partners, Inc." or "Constellation Investment Management Company, L.P." in the Agreement are hereby deleted and replaced with "Touchstone Advisors, Inc." and all references to "Turner" or "CIMCO" in the Agreement are hereby deleted and replaced with "Touchstone."

3. Any fees due PFPC pursuant to Section 12 of the Agreement, but not yet paid as of the date of this Amendment shall be paid to PFPC by Touchstone. The fee letter and fee waiver letter relating to the Agreement which are in effect on the date of this Amendment shall continue in effect following the execution of this Amendment (the compensation set forth therein to be paid by Touchstone), and Touchstone, CIP and PFPC hereby confirm and approve the terms of such fee letter and fee waiver letter.

4. The fact that neither Turner nor CIMCO is any longer a party to the Agreement shall (i) in no way limit PFPC's right to rely on and to continue to rely on any instruction or direction of Turner or CIMCO provided prior to the date of this Amendment; (ii) in no way limit the protection afforded to PFPC with respect to PFPC's reliance on any instruction or direction of Turner or CIMCO provided prior to the date of this Amendment; (iii) in no way limit any limitation of liability or limitation of responsibility or any other similar or related limitation which would have been available to PFPC (whether with respect to CIMCO, CIP, or any other entity) if Turner or CIMCO had continued to be a party to the Agreement and Touchstone had not become a party to the Agreement; and (iv) in no way expose PFPC to any greater taxes, charges, expenses, assessments, claims, liability or responsibility than that to which PFPC would have been exposed (whether with respect to CIMCO, CIP, or any other entity) if Turner or CIMCO had continued to be a party to the Agreement and Touchstone had not become a party to the Agreement.

5. Notwithstanding anything in the Agreement or otherwise to the contrary, the parties to this Amendment agree that Touchstone's and CIP's right to terminate the Agreement pursuant to Section 17 of the Agreement is suspended for a period of eighteen (18) months beginning on the date that Touchstone replaced CIMCO as CIP's investment manager; provided that Touchstone or CIP may terminate the Agreement prior to such eighteen (18) month period on terms reasonably acceptable to PFPC.

6. Section 19 of the Agreement is hereby deleted in its entirety and replaced with the following: NOTICES. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President;
      (b) if to the Fund, at Touchstone Advisors, Inc., 303 Broadway, Suite 1100, Cincinnati, Ohio 45202, Attention: William A. Dent; (c) if to Touchstone, at 303 Broadway, Suite 1100, Cincinnati, Ohio 45202,
      Attention: William A. Dent; or (d) if to none of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

7. CIP hereby represents and warrants to PFPC that (i) the terms of the Agreement, (ii) the fees and expenses associated with the Agreement, and
      (iii) any benefits accruing to PFPC or to CIMCO (or any affiliate) or Touchstone (or any affiliate) in connection with the Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC to such entity (or any affiliate thereof) relating to the Agreement have been fully disclosed to the Board of Trustees of CIP and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of the Agreement, any such fees and expenses, and any such benefits.

8. The following service shall be added as sub-section (x) of Section 16 of the Agreement:

            (x) Prepare the Fund's Form N-CSRs, Form N-Qs and Form N-PXs (provided that PFPC shall not be responsible for certifications relating to such reports and provided further than in connection with Form N-PX the Fund's voting record is provided to PFPC in the format designated by PFPC), and coordinate with the Fund's financial printer the filing of such Form N-CSRs, Form N-Qs and Form N-PXs with the SEC.

9. Except as specifically set forth herein, (i) no provision of this Amendment is intended to alter or otherwise affect the terms and conditions of the Agreement; and (ii) all provisions of the Agreement remain in full force and effect.

10. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC's affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) Touchstone's name, address and taxpayer identification number or other government-issued identification number. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

      IN WITNESS WHEREOF, by signing below, the parties agree to be bound by the terms of this Amendment.

PFPC INC.                                CONSTELLATION INSTITUTIONAL PORTFOLIOS

By:      /s/ James A. Gallo              By:   /s/ John H. Grady
        ----------------------                -------------------------
Name:   James A. Gallo                   Name: John H. Grady
       -----------------------                 ------------------------
Title:  VP & Managing Director           Title: President
       -----------------------                 ------------------------

CONSTELLATION INVESTMENT                 TOUCHSTONE ADVISORS, INC.
MANAGEMENT COMPANY, L.P.

By:    /s/ John H. Grady                 By:    /s/ William A. Dent
      ----------------------                    ------------------------
Name:   John H. Grady                    Name:  William Dent
      -----------------------                   -----------------------
Title:  Chief Executive Officer          Title: Senior Vice President
      --------------------------                ----------------------

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